BodyTel Scientific, Inc. Applies for a Patent on Automated Glucose Test-Strip Procurement

HENDERSON, NV – March 26, 2007 – BodyTel Scientific, Inc. (OTCBB: BDYT), announces that its wholly owned subsidiary, GlucoTel Scientific,  filed a patent application with the United States Patent Office for a new technology addressing the usability and friendliness of purchasing test strip lots for diabetes patients. The application was submitted to the United States Patent and Trademark Office on March 22nd, 2007 and the file number is: U.S. Serial No. 11/689,796. The invention eases the steps necessary to purchase these products by automating the ordering process.

The technology utilizes a shop server to offer an automated method for supplying glucose measurement test strips. The methodology is determined by calculating a patient’s current consumption of glucose measurement test strips, evaluating if the patient can be assumed to have a need for a new lot of test strips within a predetermined time period (e.g. 4 days when the supply time is 2 days), selecting a new lot of test strips matching the patient’s glucometer and automatically initiating the shipment of said new lot to the patient.

A patient’s personal data including; name, address, supply address, glucose measurement device and history will be stored in a customer database and the necessary product information would be retrieved from a product database. The system automatically sends out purchase offers to the diabetes patient based on the history of purchase and the statistically assumed usage of test strips.

According to BodyTel Scientific, CEO, Stefan Schraps, “As a company focused on the development of innovative wireless health monitoring products, building a valuable intellectual property portfolio surrounding our technology is an important component of our business model.  We feel this technology is another positive development for the millions of people with chronic diabetes.”

Additionally, if a steady bi-directional electronic communication between the patient and the server is established, informing the system of the ongoing usage, new test strip lots can be sent out automatically. The inventional method can also simplify the calibration on the glucometer necessary with every new test strip lot. This method is described in the company’s co-pending patent application EP 06006190.

About BodyTel Scientific, Inc.

BodyTel Scientific, Inc. is a company focused on the development of innovative wireless health monitoring products. Please visit www.BodyTel.com, for more company information.

Forward-Looking Statements

Statements regarding the Company's business which are not historical facts are ``forward-looking statements'' that involve risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Forward-looking statements in this press release include that the GlucoTel system is a small, easy to read meter that wirelessly monitors patients with diabetes using Bluetooth™ and cellular phone technology. Actual results may differ materially from those currently anticipated due to a number of factors as we may find that our products must compete with cheaper or better products; we may not be able to retain key employees; a bigger market may not develop for our products and we may not be able to continue to attract new customers; we may face litigation if our technology fails to work when required; our intellectual property may be attacked and defeated in court proceedings; our patent and FDA/CE filings may be rejected by the patent offices and regulators; other companies may discover and develop better or cheaper technologies that would render our products obsolete and we may not have sufficient funding to further develop and/or market our technology.  Readers are directed to the BodyTel Scientific, Inc.’s reports as filed with the U.S. Securities and Exchange Commission from time to time, including but not limited to its 8-K filed December 14, 2006 under our prior name Sellcell.net which outlined the company’s current business for further information and factors that may affect BodyTel Scientific Inc.’s business and results of operations as well as the Company’s form 10-KSB filed on December 15, 2006 and the Company’s form 10-QSB filed on January 16, 2007. BodyTel Scientific Inc. undertakes no obligations to publicly update any forward-looking statements to reflect future events or circumstances.

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